                           UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                           SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                       (Amendment No.  2)*


                    LaSalle Re Holdings Limited
                         (Name of Issuer)


                          Common Shares
                   (Title of Class of Securities)

                           G53830 10 1
                          (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                          Page  1  of  5  Pages

-----------------------                                  ---------------------
  CUSIP NO. G53830 10 1              13G                  PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Hyatt Minneapolis Corporation
      36-3000224
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Hyatt Minneapolis Corporation is a Delaware corporation.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      CO

------------------------------------------------------------------------------

                                                        Page 3 of 5 Pages
    Item I.A.     Name of Issuer:

                  LaSalle Re Holdings Limited

         B.       Address of Issuer's Principal Executive Offices:

                  25 Church Street
                  P.O. Box HM 1502
                  Hamilton HM FX, Bermuda

    Item II.A.    Name of Person Filing:

                  Hyatt Minneapolis Corporation.

         B.       Address of Principal Business Office:

                  Hyatt Minneapolis Corporation
                  200 West Madison Street
                  Chicago, Illinois 60606

         C.       Citizenship:

                  Hyatt Minneapolis Corporation is a Delaware corporation.

         D.       Title of Class of Securities:

                  Common Shares


         E.       CUSIP Number:

                  G53830 10 1

     Item III.  Person Filing

         A.  ( )  Broker or Dealer registered under Section 15 of the Act

         B.  ( )  Bank as defined in Section 3(a)(6) of the Act

         C.  ( )  Insurance Company as defined in Section 3(a)(19) of the Act

         D. ( ) Investment Company registered under Section 8 of the Investment Company Act

         E. ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         F. ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

         G.  ( )  Parent Holding Company, in accordance with
                  240.13d-1(b)(1)(ii)(G)

         H.  ( )  Group, in accordance with 240.13d-1 (b)(1)(ii)(H)

    Item IV.   Ownership

         (a)   Amount Beneficially Owned
               0

         (b)   Percent of Class
               0%

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     0

               (ii)  shared power to vote or to direct the vote
                     0

               (iii) sole power to dispose or to direct the disposition of
                     0

               (iv)  shared power to dispose or to direct the disposition of
                     0

    Item V.    Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

    Item VI.   Ownership of More than Five Percent on Behalf of Another
               Person

               To the best of our knowledge, we are unaware of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

    Item VII. Identification and Classification of the Subsidiary Which Acquired the Security being reported on by the Parent Holding Company.

               NOT APPLICABLE

    Item VIII. Identification and Classification of Members of the Group

               NOT APPLICABLE

    Item IX.   Notice of Dissolution of Group

               NOT APPLICABLE

    Item X.    Certification

               NOT APPLICABLE



                          Page  4  of  5  Pages

                               Signature



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            * * * * * * * * *

Dated: February 12, 1998         HYATT MINNEAPOLIS CORPORATION



                                       By:  /s/ Harold S. Handelsman
                                        Name: Harold S. Handelsman
                                        Title: Vice President



                          Page  5  of  5  Pages